Exhibit 10.29

                     SCHEDULE TO DIRECTOR'S OPTION AGREEMENT
                                 August 27, 1997

In addition to the Director's Option Agreement dated August 27, 1997, between the Company and Theodore Tomasovich, the Company on the same date granted options to purchase common shares in the capital stock of the Company on identical terms to the option granted to Mr. Tomasovich to Jag Vyas and Robert Young.